Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT REPORTS THIRD QUARTER 2016 NET INCOME OF $133 MILLION ($0.65 PER DILUTED SHARE);

INCOME FROM CONTINUING OPERATIONS OF $148 MILLION ($0.73 PER DILUTED SHARE)

•	Progress on Strategic Initiatives:
○	Signed definitive agreement to sell CIT Commercial Air for $10.0 billion, which represents a 6.7% premium to net assets
○	Received non-objection from Federal Reserve Bank of New York to return up to $3.3 billion of capital to shareholders
○	Closed sale of Canadian Equipment and Corporate Finance Businesses
•	Stable Operating Trends – Net Finance Revenue[1] as a percent of Average Earning Assets of 3.63%, and credit metrics remain stable; Income from continuing operations negatively impacted by $28 million, net of tax, $0.14 per diluted share, in discrete items related to our strategic initiatives;
•	Maintained Strong Capital Ratios – Common Equity Tier 1 of 13.7% and Total Capital Ratio of 14.4%; Grew book value to $55.62 per common share and tangible book value to $49.02 per common share at September 30, 2016, each up 1% from the prior quarter.

NEW YORK, NY – October 25, 2016 – CIT Group Inc. (NYSE: CIT), cit.com, today reported net income of $133 million, $0.65 per diluted share, for the quarter ended September 30, 2016, compared to net income of $693 million, $3.61 per diluted share for the year-ago quarter, which included $647 million, $3.37 per diluted share, of income tax benefits associated with the reversal of the valuation allowance related to the U.S. federal deferred tax asset (“Valuation Allowance”). Income from continuing operations for the third quarter was $148 million, $0.73 per diluted share compared to $697 million, $3.63 per diluted share in the year-ago quarter, which included $647 million, $3.37 per diluted share, of income tax benefits associated with the reversal of the Valuation Allowance.

Net income for the nine month period ended September 30, 2016 was $294 million, $1.45 per diluted share, compared to $912 million, $5.03 per diluted share, for the nine month period ended September 30, 2015, which included $647 million, $3.57 per diluted share, of income tax benefits associated with the previously mentioned reversal of the Valuation Allowance. Income from continuing operations for the nine month period ended September 30, 2016 was $481 million, $2.38 per diluted share, compared to $916 million, $5.05 per diluted share for the nine month period ended September 30, 2015, which included $647 million, $3.57 per diluted share, of income tax benefits associated with the previously mentioned reversal of the Valuation Allowance.

1 Net finance revenue, net finance margin and net operating lease revenue are non-GAAP measures. See “Non-GAAP Measurements” at the end of this press release and page 24 for reconciliation of non-GAAP to GAAP financial information.

“I am pleased with the solid financial results we achieved this quarter in what continues to be a highly-competitive operating environment,” said Ellen Alemany, Chief Executive Officer. “We continue to focus on the execution of our strategic initiatives as demonstrated by the agreement to sell our Commercial Air business and the closing of the sale of our Canadian equipment and corporate finance businesses. Our recent actions will simplify our business, improve our overall financial profile and allow us to return significant capital to our shareholders.”

Summary of Third Quarter Financial Results from Continuing Operations

All references in this section relate to continuing operations and therefore do not include any of the assets or results of operations of the discontinued operations related to Financial Freedom.

On August 3, 2015, CIT acquired IMB HoldCo LLC, the parent company of OneWest Bank, which impacts the comparability of current results to prior periods. The three-month and nine-month results for 2016 include full period results of OneWest Bank’s operations while the three-month and nine-month results for 2015 include only the results of OneWest Bank’s operations for a partial period in the third quarter of 2015.

Selected Financial Highlights (Continuing Operations):

				Change from:
	3Q16	2Q16	3Q15	Prior Quarter*	Prior Year*
($ in millions, except per share data)
Pre-tax income from continuing operations	$225	$275	$137	$(50)	$89
Income from continuing operations	$148	$181	$697	$(33)	$(548)
Diluted earnings per share (EPS)	$0.73	$0.90	$3.63	$(0.16)	$(2.90)

Pre-tax return on average earning assets (ROAEA)	1.53%	1.86%	1.04%	-0.33%	0.48%
Return on average earning assets (ROAEA)	1.01%	1.22%	5.31%	-0.22%	-4.31%
Adjusted return on tangible common equity (ROTCE)(1)	7.45%	8.27%	2.56%	-1.51%	4.20%
Net finance margin(1)	3.63%	3.65%	3.67%	-0.03%	-0.05%
Net efficiency ratio(1)	53.1%	49.8%	62.2%	-3.3%	9.0%
Tangible book value per share (TBVPS)(1)	$49.02	$48.45	$47.09	$0.58	$1.94

CET 1 Ratio(2)	13.7%	13.4%	12.5%	0.3%	1.2%
Total Capital Ratio(2)	14.4%	14.1%	13.0%	0.3%	1.4%

Net charge-offs as % of AFR	0.31%	0.53%	0.86%	-0.22%	-0.55%
Allowance for loan losses as % of finance receivables	1.41%	1.31%	1.03%	0.10%	0.38%

Average earning assets	$59,005	$59,229	$52,448	$(224)	$6,557
Financing and leasing assets	$49,335	$49,725	$50,099	$(390)	$(764)
* Certain balances may not sum due to rounding.
(1) See "Non-GAAP Measurements" at the end of this press release and page 24 for reconciliation of non-GAAP to GAAP financial information.
(2) Ratios based on the fully phased-in basis.

Income from continuing operations of $148 million included net after-tax charges of $28 million from discrete items related to our strategic initiatives. Discrete items included charges related to an impairment on the business aircraft assets in held for sale, a tax provision to establish a valuation allowance on the deferred tax asset related to our operations in China, and a restructuring charge resulting from operating expense reduction initiatives.

In addition to these items, income this quarter included a mark-to-market charge on the total return swap (“TRS”) partially offset by gains related to our mortgage-backed securities portfolio.

Tangible book value per share2 increased to $49.02. Preliminary Common Equity Tier 1 and Total Capital ratios at September 30, 2016 increased to 13.7% and 14.4%, respectively, as calculated under the fully phased-in Regulatory Capital Rules. Average earning assets3 for the September 30, 2016 quarter decreased slightly to $59.0 billion, reflecting a reduction in Commercial Banking and run-off in the liquidating portfolios. The ROTCE4 of 7.45% decreased from the prior quarter, reflecting both the decline in earnings from continuing operations and the increase in adjusted tangible common equity. ROTCE in the year-ago quarter of 2.56% reflects transaction costs related to the OneWest Bank acquisition and other discrete items that negatively impacted earnings, as well as the reversal of the Valuation Allowance, which benefited income but is excluded from the calculation.

Income Statement Highlights:

Net Finance Revenue*				Change from:
($ in millions)	3Q16	2Q16	3Q15	Prior Quarter	Prior Year

Interest income	$490	$495	$438	$(5)	$52
Rental income on operating leases	564	569	539	(6)	24
Finance revenue	1,054	1,065	977	(11)	77
Interest expense	(279)	(283)	(280)	3	1
Depreciation on operating lease equipment	(179)	(176)	(159)	(3)	(20)
Maintenance and other operating lease expenses	(60)	(65)	(56)	5	(5)
Net finance revenue	$535	$541	$482	$(6)	$53

Average earning assets	$59,005	$59,229	$52,448	$(224)	$6,557
Net finance margin	3.63%	3.65%	3.67%	-0.03%	-0.05%
* Certain balances may not sum due to rounding.

Net finance revenue5 was $535 million in the current quarter, compared to $541 million in the prior quarter and $482 million in the year-ago quarter. Net finance revenue as a percentage of average earning assets (“net finance margin”) was down slightly from the prior quarter and from the year-ago quarter. The decreases in net finance revenue and net finance margin from the prior quarter were driven by Commercial Banking, which was down slightly due to a prior quarter interest recovery, and by Rail, which had lower rental revenue.

Average earning assets decreased slightly compared to the prior quarter reflecting prepayments and asset sales in Commercial Finance and run-off in the liquidating portfolios, partially offset by seasonal growth in factored receivables in Business Capital as well as growth in Rail and in Other Consumer Banking.

The increases in net finance revenue and average earning assets from the year-ago quarter reflect the benefits of a full quarter from the OneWest Bank acquisition.

2 Adjusted ROTCE, Tangible book value and tangible book value per share are non-GAAP measures. See “Non-GAAP Measurements” at the end of this press release and page 24 for reconciliation of non-GAAP to GAAP financial information.

3 Average earning asset components include interest earning cash, investments, securities and indemnification assets. See “Non-GAAP Measurements” at the end of this press release and page 24 for reconciliation of Earning Assets non-GAAP to GAAP financial information.

4 Adjusted Return on Tangible Common Equity, which adjusts tangible common equity for the reversal of the valuation allowance and the amortization of intangibles in the numerator and the disallowed deferred tax asset related to regulatory capital in the denominator, is a non-GAAP measure. See “Non-GAAP Measurements” at the end of this press release and page 24 for reconciliation of non-GAAP to GAAP financial information.

5 Net finance revenue, net finance margin and net operating lease revenue are non-GAAP measures. See “Non-GAAP Measurements” at the end of this press release and page 24 for reconciliation of non-GAAP to GAAP financial information.

Other Income*				Change from:
($ in millions)	3Q16	2Q16	3Q15	Prior Quarter	Prior Year

Fee revenues	$32	$28	$30	$4	$2
Factoring commissions	29	24	31	5	(2)
Gains on sales of leasing equipment	22	28	31	(6)	(8)
Gains on investments	10	6	2	4	8
Gain (loss) on OREO sales	4	4	(3)	-	7
Gains (losses) on loan and portfolio sales	3	8	(15)	(4)	18
Net (losses) gains on derivatives and foreign currency exchange	(16)	10	(20)	(26)	4
Impairment on assets held for sale	(22)	(17)	(24)	(5)	2
Other revenues	12	13	8	(2)	4
Total other income	$74	$104	$39	$(30)	$35
* Certain balances may not sum due to rounding.

Other income includes fee revenues, factoring commissions and gains, losses or valuation adjustments. Total other income in the third quarter of 2016 was $74 million. While both fee revenues and factoring commissions increased from the prior quarter, total other income declined from $104 million in the prior quarter due to a decline in net gains on various assets and a decline in other revenues. Other Income was $39 million in the year-ago quarter.

Other income in the third quarter of 2016 included $10 million in gains from the mortgage-backed securities portfolio, offset by an $18 million impairment charge related to Business Air and a $20 million mark-to-market charge on the TRS. Other Income in the prior quarter included gains on asset sales, primarily in Rail, mostly offset by impairment charges on certain rail assets when transferred to held for sale, and a $4 million impairment on the business aircraft assets also transferred to assets held for sale. The prior quarter also included a $9 million mark-to-market benefit on the TRS and $5 million in gains on the mortgage-backed securities. Other Income in the year-ago quarter included a $24 million charge on the TRS, a $19 million charge related to a currency translation adjustment and a $15 million impairment related to our non-strategic portfolios.

Operating Expenses*				Change from:
($ in millions)	3Q16	2Q16	3Q15	Prior Quarter	Prior Year

Compensation and benefits	$(158)	$(156)	$(160)	$(2)	$3
Professional fees	(47)	(40)	(57)	(8)	10
Technology	(33)	(31)	(30)	(1)	(3)
Net occupancy expense	(18)	(17)	(15)	-	(3)
Advertising and marketing	(5)	(4)	(7)	-	3
Other expenses	(63)	(73)	(54)	10	(9)
Operating expenses before provision for severance and facilities exiting and intangible asset amortization	(323)	(321)	(324)	(2)	-
Intangible asset amortization	(6)	(6)	(5)	-	(1)
Provision for severance and facilities exiting activities	(2)	(10)	(5)	7	3
Total operating expenses	$(332)	$(338)	$(334)	$5	$2

Net efficiency ratio	53.1%	49.8%	62.2%	-3.3%	9.0%
* Certain balances may not sum due to rounding.

Operating expenses excluding restructuring costs and intangible asset amortization6 of $323 million were up slightly compared to the prior quarter of $321 million, reflecting higher legal and sales tax expense in Business Capital, partially offset by lower expenses on Real Estate Owned (“REO”) in Consumer & Community Banking. The slight decrease from the year-ago quarter result reflects one-time integration expenses in the year-ago quarter and lower employee expenses. The net efficiency ratio6 of 53% increased compared to the prior quarter, and improvement from the year-ago quarter reflects the addition of OneWest Bank. Headcount at September 30, 2016 was 4,650, unchanged from the prior quarter and down from 4,960 a year-ago primarily from strategic initiatives. Restructuring costs in this quarter and the prior quarter continue to reflect our strategic initiatives to reduce operating expenses, while the amortization of intangibles was primarily due to the OneWest Bank acquisition.

Income Taxes

The provision for income taxes of $77 million for the quarter included $16 million of net discrete tax expense for the recording of a valuation allowance against the international deferred tax asset related to our operations in China. The provision in the prior quarter was $94 million, including $4 million of net discrete tax expense. The year-ago quarter provision was a $560 million benefit, which included a $647 million reversal of the Valuation Allowance, partially offset by $56 million in discrete charges related to our international business.

Excluding discrete items, the effective tax rate for the current and prior quarters was 27% and 33%, respectively, compared to 24% in the year-ago quarter, reflecting the relatively higher domestic earnings. Cash taxes were a net refund of $56 million compared to a net payment of $6 million in the prior quarter and $9 million in the year-ago quarter. The current quarter includes receipt of a tax refund of $45 million from the closing of a prior year income tax audit.

6 Operating expenses excluding restructuring costs and intangible asset amortization and Net efficiency ratio are non-GAAP measures. See “Non-GAAP Measurements” at the end of this press release and page 24 for reconciliation of non-GAAP to GAAP financial information.

Balance Sheet Highlights:

Earning Assets*				Change from:
($ in millions)	3Q16	2Q16	3Q15	Prior Quarter	Prior Year

Loans (including assets held for sale)	$32,294	$32,700	$34,395	$(406)	$(2,101)
Operating lease equipment, net (including assets held for sale)	17,041	17,025	15,704	16	1,338
Financing and Leasing Assets	49,335	49,725	50,099	(390)	(764)
Interest bearing cash	6,513	7,083	6,606	(570)	(93)
Investment securities	3,592	3,229	3,619	363	(26)
Indemnification asset	362	376	465	(13)	(103)
Securities purchased under agreements to resell	-	-	100	-	(100)
Credit balances of factoring clients	(1,229)	(1,215)	(1,609)	(14)	380
Total Earning Assets	$58,574	$59,197	$59,280	$(623)	$(706)
* Certain balances may not sum due to rounding.

Earning assets at September 30, 2016 declined from the prior quarter, as collections and sales of loans offset $2.6 billion in new originations. The decline in financing and leasing assets resulted from prepayments and asset sales primarily in the Commercial Finance division of Commercial Banking.

Interest bearing cash and investment securities were $10.1 billion at September 30, 2016, and consisted of $6.5 billion of cash ($0.6 billion of which was restricted cash), and $3.6 billion of investment securities. The increase in investment securities from the prior quarter reflects the continued initiative to deploy cash into liquid investments. In addition, there was $0.9 billion of non-interest bearing cash and other restricted balances.

Of the total cash and investment securities, $0.7 billion of the interest bearing cash and investment securities was at the financial holding company, $8.5 billion was at CIT Bank and the remaining $0.9 billion included amounts at the operating subsidiaries and restricted balances. The $0.9 billion of non-interest bearing cash, including restricted balances was comprised of $0.5 billion at the financial holding company and $0.4 billion at CIT Bank and the operating subsidiaries.

Deposits and Borrowings*				Change from:
($ in millions)	3Q16	2Q16	3Q15	Prior Quarter	Prior Year
Total Deposits	$32,854	$32,879	$32,329	$(25)	$525
Unsecured borrowings	$10,595	$10,591	$10,680	$4	$(85)
Secured borrowings	5,954	6,919	8,534	(965)	(2,580)
Total Borrowings	$16,549	$17,510	$19,214	$(961)	$(2,665)
* Certain balances may not sum due to rounding.

Deposits were essentially flat from the prior quarter and represented approximately 66% of CIT’s funding at September 30, 2016, up from 65% at the end of the prior quarter. The weighted average coupon on outstanding deposits declined to 1.22% at September 30, 2016, from 1.25% at June 30, 2016, as we continue to shift towards lower cost deposit products.

Unsecured and secured borrowings comprised 22% and 12% of the funding mix, respectively, at September 30, 2016, compared to 21% and 14%, respectively, in the prior quarter.  The decline in secured borrowings from the prior and year-ago quarters was primarily related to redemptions and maturities of structured financings and FHLB advances.

The overall weighted average coupon rate on outstanding deposits and total borrowings was 2.21% at September 30, 2016, essentially unchanged from the June 30, 2016 and September 30, 2015 levels.

Capital*				Change from:
($ in millions, except per share data)	3Q16	2Q16	3Q15	Prior Quarter	Prior Year

Common Stockholders' Equity	$11,237	$11,124	$10,799	$113	$438
Tangible Common Equity	$9,905	$9,786	$9,462	$120	$443
Total risk-based capital(1)	$9,719	$9,539	$9,157	$180	$562
Risk-weighted assets(1)	$67,350	$67,816	$70,302	$(466)	$(2,952)

Book value per share (BVPS)	$55.62	$55.07	$53.74	$0.54	$1.88
Tangible book value per share (TBVPS)	$49.02	$48.45	$47.09	$0.58	$1.94
CET 1 Ratio(1)	13.7%	13.4%	12.5%	0.3%	1.2%
Total Capital Ratio(1)	14.4%	14.1%	13.0%	0.3%	1.4%
Tier 1 Leverage Ratio(1)	14.2%	13.9%	15.1%	0.3%	-0.9%
* Certain balances may not sum due to rounding.
(1) Balances and ratios based on the fully phased-in basis.

Common stockholders’ equity and tangible common equity increased from the prior quarter and the year-ago quarter, primarily reflecting retained earnings. Book value per share and tangible book value per share increased in the quarter due to growth in common stockholders’ equity while the share count remained stable. All regulatory capital ratios increased from the prior quarter, reflecting an increase in capital while risk weighted assets declined slightly, primarily driven by a decline in loans and leases. The ratios presented are estimated Common Equity Tier 1 and Total Capital ratios under the fully phased-in Regulatory Capital Rules.

In October 2016, the Board of Directors declared a quarterly cash dividend of $0.15 per common share on its outstanding common stock. The common stock dividend is payable on November 25, 2016 to common shareholders of record as of November 11, 2016.

Asset Quality:

Asset Quality*				Change from:
($ in millions)	3Q16	2Q16	3Q15	Prior Quarter	Prior Year

Net charge-offs (NCO)	$23	$41	$61	$(18)	$(38)
NCO % of AFR	0.31%	0.53%	0.86%	-0.22%	-0.55%
Non-accrual	$289	$283	$215	$6	$74
OREO	$86	$90	$127	$(4)	$(41)
Provision for credit losses	$46	$28	$50	$18	$(4)
Total Portfolio Allowance as a % of Finance Receivables (FR)	1.41%	1.31%	1.03%	0.10%	0.38%
Allowance for loan losses plus principal loss discount as % of FR (before principal loss discount) / Commercial	1.93%	1.83%	1.78%	0.10%	0.15%
* Certain balances may not sum due to rounding.

Excluding the impact relating to assets transferred to held for sale in all periods, net charge-offs were $15 million (0.20% of average finance receivables), compared to $16 million (0.21%) in the prior quarter and $21 million (0.29%) in the year-ago quarter. The current quarter net charge-offs includes $7 million in the energy (oil and gas) portfolio, of which $1 million related to loans that were sold or transferred to assets held for sale. Prior quarter net charge-offs included $17 million in the energy (oil and gas) portfolio.

Non-accrual loans of $289 million (0.96% of finance receivables) increased from $283 million (0.93%) in the prior quarter primarily due to $49 million from one account in the maritime portfolio partially offset by accounts returned to accrual, repayments and charge-offs. The increase compared to the year-ago quarter is primarily due to increases in the energy and maritime portfolios. The provision for credit losses of $46 million increased from the prior quarter primarily due to reserve build in Commercial Banking and Maritime.

The allowance for loan losses was $422 million (1.41% of finance receivables, 1.66% excluding loans subject to loss sharing agreements with the FDIC) at September 30, 2016, compared to $399 million (1.31% of finance receivables, 1.55% excluding loans subject to loss sharing agreements with the FDIC) at June 30, 2016 and $335 million (1.03% of finance receivables, 1.23% excluding loans subject to loss sharing agreements with the FDIC) at September 30, 2015. The increase in allowance for loan losses from the prior quarter was primarily due to reserve builds across the divisions of Commercial Banking, as well as $5 million related to Maritime Finance. The increase from the year-ago quarter was concentrated in the energy and maritime portfolios. Including the impact of the principal loss discount on credit impaired loans, which is essentially a reserve for credit losses on the discounted loans, the commercial loan allowance to finance receivables was 1.93% compared to 1.83% at June 30, 2016 and 1.78% at September 30, 2015. The consumer loans ratio was 6.73% at September 30, 2016 compared to 7.20% at June 30, 2016 and 9.84% at September 30, 2015, as most of the consumer loans purchased were credit impaired and are partially covered by loss sharing agreements with the FDIC. The decrease was driven by the shift in asset mix as new originations offset the run-off of the purchased credit impaired portfolio.

CIT’s loans to the oil and gas industry totaled $0.7 billion or 2.4% of total loans at September 30, 2016, of which 39% were criticized. The decline of $0.1 billion in oil and gas loans was driven by loan sales and pay downs. The portfolio has loss coverage of about 11.7% of the principal balance, reflecting the purchase accounting discount for loans acquired from OneWest Bank and the allowance for loan losses.

Commercial Banking:

Earnings Summary*				Change from:
($ in millions)	3Q16	2Q16	3Q15	Prior Quarter	Prior Year

Interest income	$285	$289	$252	$(4)	$34
Rental income on operating leases	32	29	25	3	7
Interest expense	(76)	(75)	(67)	(2)	(9)
Depreciation on operating lease equipment	(24)	(22)	(18)	(3)	(6)
Net finance revenue	216	222	191	(5)	26
Other income	66	61	71	5	(5)
Provision for credit losses	(39)	(11)	(43)	(28)	4
Operating expenses	(161)	(149)	(147)	(12)	(15)
Income before income taxes	$82	$122	$72	$(41)	$10

Select Average Balances
Average finance receivables	$20,691	$21,041	$19,357	$(350)	$1,334
Average earning assets	$20,385	$20,575	$18,724	$(190)	$1,661
Statistical Data
Pre-tax ROAEA	1.61%	2.38%	1.53%	-0.77%	0.07%
Net finance margin	4.24%	4.31%	4.07%	-0.07%	0.17%
New business volume	$1,889	$2,048	$1,960	$(159)	$(71)
Net efficiency ratio	56.6%	52.1%	55.4%	-4.5%	-1.2%
* Certain balances may not sum due to rounding.

Commercial Banking pre-tax earnings decreased from the prior quarter as credit costs returned to a more normalized level and operating expenses in Equipment Finance were elevated from higher sales and local taxes. Comparisons to the year-ago quarter are impacted by the timing of the acquisition of OneWest Bank in August 2015.

Financing and leasing assets, which comprise the vast majority of earning assets, were $21.2 billion at September 30, 2016, down from $21.5 billion at June 30, 2016, and from $22.3 billion a year-ago, mostly driven by decreases in Commercial Finance due to higher prepayments and asset sales. New lending and leasing volume of $1.9 billion declined $0.2 billion compared to the prior quarter, reflecting a reduction in volume in Real Estate Finance, which was particularly strong in the prior quarter, partially offset by increased volume in Commercial Finance. Factored volume was up from the prior quarter due to seasonal trends, and essentially flat with the year-ago quarter.

Both net finance revenue and net finance margin were down from the prior quarter, which included an interest recovery on a loan previously charged off.

Other income increased from the prior quarter, primarily due to seasonally higher factoring commissions, and stronger capital market fees, partially offset by lower gains on asset sales. The decline from the year-ago quarter reflected lower gains on asset sales, partially offset by higher fees and other revenues.

Operating expenses increased from the prior quarter and reflects higher sales and local taxes in Equipment Finance.

The provision for credit losses was $39 million in the current quarter, compared to $11 million in the prior quarter, and $43 million in the year-ago quarter. The increase in provision from the prior quarter resulted in an increase in the allowance for loan losses due to modest increases across divisions. Net charge-offs were $22 million (0.42% of average finance receivables), compared to $35 million (0.66%) in the prior quarter and $18 million (0.38%) in the year-ago quarter. Excluding assets transferred to held for sale in all periods, net charge-offs were $15 million in the current quarter, compared to $16 million in the prior quarter and $18 million in the year-ago quarter. Non-accrual loans were $180 million (0.87% of finance receivables), compared to $208 million (1.00%) at June 30, 2016, and $147 million (0.67%) a year-ago. The decrease from the prior quarter was related to loans in the energy sector. The increase in balances from the year-ago quarter was primarily related to loans in the energy sector, partially offset by lower non-accrual balances in Business Capital.

Transportation Finance:

Earnings Summary*				Change from:
($ in millions)	3Q16	2Q16	3Q15	Prior Quarter	Prior Year

Interest income	$51	$50	$50	$1	$1
Rental income on operating leases	528	537	506	(9)	22
Interest expense	(147)	(147)	(140)	-	(7)
Depreciation on operating lease equipment	(155)	(155)	(138)	-	(17)
Maintenance and other operating lease expenses	(60)	(65)	(56)	5	(5)
Net finance revenue	217	220	223	(3)	(5)
Other income	7	12	23	(5)	(17)
Provision for credit losses	(6)	(16)	2	10	(7)
Operating expenses	(62)	(62)	(54)	-	(8)
Income before income taxes	$157	$154	$194	$2	$(37)

Select Average Balances
Average finance receivables	$2,527	$2,726	$3,246	$(199)	$(719)
Average operating leases	$16,581	$16,477	$14,978	$104	$1,603
Average earning assets	$20,953	$20,946	$19,009	$7	$1,944
Statistical Data
Pre-tax ROAEA	2.99%	2.94%	4.08%	0.05%	-1.09%
Net finance margin	4.15%	4.21%	4.69%	-0.05%	-0.54%
New business volume	$372	$461	$1,144	$(89)	$(772)
Net efficiency ratio	27.6%	26.1%	21.8%	-1.5%	-5.8%
* Certain balances may not sum due to rounding.

Transportation Finance pre-tax earnings increased slightly from the prior quarter primarily reflecting lower credit costs. Pre-tax earnings decreased from the year-ago quarter, driven by lower other income and higher credit and Commercial Air separation costs. Transportation Finance includes the Commercial Air and Business Air businesses, which will be reclassified to discontinued operations in the fourth quarter.

Financing and leasing assets totaled $19.9 billion at September 30, 2016, compared to $20.0 billion at June 30, 2016 and $18.7 billion at September 30, 2015. Assets grew sequentially in Rail, but were down in Aerospace and Maritime. Assets grew in all three divisions from a year ago. Assets held for sale of $1.1 billion principally included $0.6 billion in the Business Air portfolio and $0.5 billion of commercial aerospace loans (due to the announced sale agreement). New business volume for the quarter totaled $0.4 billion, down from the prior and year-ago quarters reflecting fewer aircraft deliveries.

Net finance revenue decreased slightly from the prior quarter on lower rental revenue in Rail and from the year-ago quarter as the benefit of higher average earning assets was offset by a lower average yield. Net finance margin was down from the prior and year-ago quarters reflecting the net finance revenue trends described above and relatively stable funding costs. Gross yields compared to the prior quarter increased slightly in Aerospace to 11.0% and declined in Rail to 12.4%, reflecting lower rental rates.

Other income primarily consists of gains on asset sales and is net of impairment charges on assets held for sale. Other income decreased from the prior quarter on lower asset sales gains, while the decline from the year-ago quarter largely reflected higher impairments. Gains on asset sales totaled $20 million, $25 million and $22 million for the current, prior and year-ago quarters, respectively. Impairment charges totaled $18 million in the current quarter related to the Business Air portfolio, $18 million in the prior quarter, largely related to the scrapping of rail cars, and $2 million in the year-ago quarter.

Operating expenses were flat with the prior quarter. The current and prior quarter included $10 million and $9 million of costs related to the Commercial Air separation initiative, respectively. The increase compared to the year-ago quarter reflected the higher separation initiative costs.

Net charge-offs, excluding assets transferred to held for sale, were negligible for the current and prior quarters. Non-accrual loans of $54 million (2.45% of finance receivables), increased from $18 million (0.70%) at June 30, 2016 and from $5 million (0.14%) a year-ago. The current quarter increase was due to an increase in Maritime Finance, while the other period balances principally consisted of Business Air loans. The provision for credit losses decreased from the prior quarter, but continued to reflect reserve increases in Maritime. The prior quarter also included charge-offs in the Business Air portfolio related to the assets transferred to held for sale.

All but two aircraft were on lease or under a commitment at quarter-end resulting in 99% utilization in Commercial Air (compared to 100% last quarter), while Rail utilization remained at 94% this quarter. All of the aircraft scheduled for delivery in the next twelve months and 41% of the total railcar order-book have lease commitments.

Consumer and Community Banking:

Earnings Summary*				Change from:
($ in millions)	3Q16	2Q16	3Q15	Prior Quarter	Prior Year

Interest income	$103	$105	$74	$(3)	$29
Interest expense	(2)	(6)	(14)	4	12
Net finance revenue	101	100	60	2	41
Other income	7	12	-	(5)	7
Provision for credit losses	(2)	(1)	(5)	(1)	4
Operating expenses	(88)	(93)	(59)	6	(29)
Income (loss) before income taxes	$19	$17	$(4)	$2	$23

Select Average Balances
Average finance receivables	$7,116	$7,156	$4,705	$(40)	$2,411
Average earning assets	$7,658	$7,729	$5,128	$(71)	$2,531
Statistical Data
Pre-tax ROAEA	0.98%	0.87%	-0.30%	0.11%	1.29%
Net finance margin	5.28%	5.15%	4.69%	0.13%	0.59%
New business volume	$289	$261	$30	$28	$259
Net efficiency ratio	76.8%	79.6%	92.7%	2.8%	15.9%
* Certain balances may not sum due to rounding.

Consumer and Community Banking pre-tax earnings increased slightly from the prior quarter, driven primarily by lower operating expenses offset by lower other income. Compared to the year-ago quarter, the current quarter benefited from higher other income due to gains on REO. Comparisons to the year-ago quarter are impacted by the timing of the acquisition of OneWest Bank in August of 2015.

Financing and leasing assets totaled $7.2 billion at September 30, 2016, essentially flat compared to June 30, 2016, as new volume offset run-off of the Legacy Consumer Mortgage (“LCM”) portfolios. The LCM portfolios make up $5.0 billion of the current quarter balance, with a significant portion covered by loss sharing agreements with the FDIC. The benefit of these agreements is recorded within the indemnification asset.

Non-accrual loans were $14 million (0.20% of finance receivables) at September 30, 2016, up from $12 million (0.16%) at June 30, 2016 and $2 million (0.02%) at September 30, 2015, reflecting the increase in the LCM portfolios.

Non-Strategic Portfolios (NSP):

Earnings Summary*				Change from:
($ in millions)	3Q16	2Q16	3Q15	Prior Quarter	Prior Year

Interest income	$23	$23	$44	$(1)	$(21)
Rental income on operating leases	4	4	9	-	(5)
Interest expense	(13)	(14)	(27)	1	15
Depreciation on operating lease equipment	-	-	(4)	-	4
Net finance revenue	14	14	22	-	(8)
Other income	5	7	(35)	(2)	40
Provision for credit losses	-	-	(3)	-	3
Operating expenses	(11)	(12)	(26)	1	15
Income (loss) before income taxes	$8	$8	$(43)	$-	$50

Select Average Balances
Average earning assets	$1,284	$1,385	$2,284	$(101)	$(1,001)
Statistical Data
Pre-tax ROAEA	2.40%	2.34%	-7.48%	0.06%	9.88%
Net finance margin	4.27%	3.90%	3.83%	0.37%	0.43%
New business volume	$46	$61	$184	$(15)	$(139)
* Certain balances may not sum due to rounding.

NSP pre-tax earnings for the quarter reflected operations in Canada and China. The year-ago pre-tax loss reflected a charge in other income from the recognition of currency translation adjustments and an impairment on the international businesses and higher levels of both operating expenses and net finance revenue, reflective of the remaining businesses at that time.

Financing and leasing assets at September 30, 2016 totaled $1.0 billion, all of which are classified as held for sale, down from $1.1 billion at June 30, 2016 and from $1.8 billion at September 30, 2015. On October 1, 2016, we closed the sale of the Canadian Equipment and Corporate Finance businesses (approximately $700 million in financing and leasing assets).

Corporate & Other:

Earnings Summary*				Change from:
($ in millions)	3Q16	2Q16	3Q15	Prior Quarter	Prior Year

Interest income	$28	$28	$18	$1	$10
Interest expense	(42)	(42)	(32)	-	(10)
Net finance revenue	(14)	(14)	(14)	1	-
Other income	(11)	13	(19)	(24)	9
Operating expenses	(15)	(25)	(49)	10	34
Loss before income taxes	$(40)	$(26)	$(82)	$(13)	$43

Select Average Balances
Average earning assets	$8,725	$8,595	$7,303	$130	$1,422
Statistical Data
Pre-tax ROAEA	-1.81%	-1.21%	-4.50%	-0.60%	2.69%
Net finance margin	-0.62%	-0.66%	-0.76%	0.03%	0.13%

* Certain balances may not sum due to rounding.

Certain items are not allocated to operating segments and are included in Corporate and Other, including interest expense primarily related to corporate liquidity costs, mark-to-market on certain derivatives, restructuring charges, certain legal costs and other operating expenses. Interest income was unchanged from the prior quarter and is up from a year-ago quarter, primarily related to income generated from the investment portfolio. Other income activity is driven by mark-to-market charges on the TRS and gains or losses on mortgage-backed securities. The current quarter included a $20 million mark-to-market charge on the TRS and $10 million of gains on mortgage-backed securities, compared to a $9 million benefit on the TRS and a $5 million gain on mortgage-backed securities in the prior quarter. The year-ago quarter included a $24 million charge on the TRS. Operating expenses for the quarter reflected restructuring charges of $2 million, compared to $10 million in the prior quarter and $5 million in the year-ago quarter. The prior-year quarter also included transaction costs associated with closing the OneWest Bank acquisition.

Discontinued Operations

Loss from discontinued operations, net of taxes, was $16 million, which included a $19 million pre-tax impairment charge on the servicing liability related to our reverse mortgage servicing operations. This compares to a loss from discontinued operations of $167 million in the prior quarter, which included a $230 million pre-tax charge related to an increase in the interest curtailment reserve associated with our third-party reverse mortgage servicing business, known as Financial Freedom, that we acquired in the OneWest Bank acquisition.

Conference Call and Webcast

Chairwoman and Chief Executive Officer Ellen Alemany and Chief Financial Officer Carol Hayles will discuss these results on a conference call and audio webcast today, October 25, at 8:00 a.m. (EDT). Interested parties may access the conference call live by dialing 888-317-6003 for U.S. callers, 866-284-3684 for Canadian callers or 412-317-6061 for international callers and reference access code “3277369” or access the audio webcast at cit.com/investor. An audio replay of the call will be available until 11:59 p.m. (EDT) on November 29, 2016, by dialing 877-344-7529 for U.S. callers, 855-669-9658 for Canadian callers or 412-317-0088 for international callers with the access code “10094143”, or at cit.com/investor.

About CIT

Founded in 1908, CIT (NYSE: CIT) is a financial holding company with more than $65 billion in assets. Its principal bank subsidiary, CIT Bank, N.A., (Member FDIC, Equal Housing Lender) has more than $30 billion of deposits and more than $40 billion of assets. It provides financing, leasing and advisory services principally to middle market companies across a wide variety of industries primarily in North America, and equipment financing and leasing solutions to the transportation sector. It also offers products and services to consumers through its Internet bank franchise and a network of retail branches in Southern California, operating as OneWest Bank, a division of CIT Bank, N.A. cit.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable federal securities laws that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “commence,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements contained in this press release, other than statements of historical fact, including without limitation, statements about our plans, strategies, prospects and expectations regarding future events and our financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially. Important factors that could cause our actual results to be materially different from our expectations include, among others, the risk that (i) Bohai shareholders do not approve the transaction or that CIT does not receive or satisfy regulatory or other approvals and conditions on a timely basis or approvals are subject to conditions that are not anticipated, (ii) modifications to the terms of the transaction may be required in order to obtain or satisfy such approvals or conditions, (iii) the risk that the transaction does not close or that there are changes in the anticipated timing for closing the transaction, (iv) there are difficulties, delays or unexpected costs in separating Commercial Air from CIT or in implementing the transaction, (v) business disruption during the pendency of or following the transaction, including diversion of management time, (vi) the risk that CIT is unsuccessful in implementing its Amended Capital Plan on the timing and terms contemplated, (vii) the risk that CIT is unsuccessful in implementing its strategy and business plan, (viii) the risk that CIT is unable to react to and address key business and regulatory issues, (ix) the risk that CIT is unable to achieve the projected revenue growth from its new business initiatives or the projected expense reductions from efficiency improvements, and (x) the risk that CIT becomes subject to liquidity constraints and higher funding costs.  We describe these and other risks that could affect our results in Item 1A, “Risk Factors,” of our latest Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the Securities and Exchange Commission.  Accordingly, you should not place undue reliance on the forward-looking statements contained in this press release. These forward-looking statements speak only as of the date on which the statements were made. CIT undertakes no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

Non-GAAP Measurements

Net finance revenue, net operating lease revenue and average earning assets are non-GAAP measurements used by management to gauge portfolio performance. Operating expenses excluding restructuring costs and intangible amortization is a non-GAAP measurement used by management to compare period over period expenses. Net efficiency ratio measures operating expenses (net of restructuring costs and intangible amortization) to our level of total net revenues. Total assets from continuing operations is a non-GAAP measurement used by management to analyze the total asset change on a more consistent basis. Tangible book value and tangible book value per share are non-GAAP metrics used to analyze banks.

###

CIT MEDIA RELATIONS:	CIT INVESTOR RELATIONS:
Matt Klein	Barbara Callahan
Director	Senior Vice President
(973) 597-2020 Matt.Klein@cit.com	(973) 740-5058 Barbara.Callahan@cit.com

###

CIT GROUP INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

(dollars in millions, except per share data)

	Quarters Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2016	2016	2015	2016	2015

Interest income
Interest and fees on loans	$457.6	$463.6	$414.2	$1,385.7	$961.4
Other Interest and dividends	32.5	31.7	23.5	95.1	41.1
Total interest income	490.1	495.3	437.7	1,480.8	1,002.5
Interest expense
Interest on borrowings	(180.0)	(183.1)	(190.6)	(550.0)	(585.9)
Interest on deposits	(99.4)	(99.4)	(89.7)	(298.3)	(230.9)
Total interest expense	(279.4)	(282.5)	(280.3)	(848.3)	(816.8)
Net interest revenue	210.7	212.8	157.4	632.5	185.7
Provision for credit losses	(46.2)	(28.1)	(49.9)	(173.6)	(102.9)
Net interest revenue, after credit provision	164.5	184.7	107.5	458.9	82.8
Non-interest income
Rental income on operating leases	563.6	569.3	539.3	1,708.3	1,601.6
Other income	73.9	104.3	39.2	279.1	189.1
Total non-interest income	637.5	673.6	578.5	1,987.4	1,790.7
Non-interest expenses
Depreciation on operating lease equipment	(179.1)	(176.4)	(159.1)	(530.8)	(473.7)
Maintenance and other operating lease expenses	(60.4)	(64.9)	(55.9)	(181.5)	(151.4)
Operating expenses	(332.0)	(337.5)	(333.9)	(1,018.0)	(810.5)
Loss on debt extinguishment and deposit redemption	(5.1)	(4.1)	(0.3)	(10.8)	(0.4)
Total other expenses	(576.6)	(582.9)	(549.2)	(1,741.1)	(1,436.0)
Income from continuing operations before provision for income taxes	225.4	275.4	136.8	705.2	437.5
(Provision) benefit for income taxes	(77.0)	(94.3)	560.0	(224.0)	478.2
Income from continuing operations, before attribution of noncontrolling interests	148.4	181.1	696.8	481.2	915.7
Net loss attributable to noncontrolling interests, after tax	-	-	-	-	0.1
Income from continuing operations	148.4	181.1	696.8	481.2	915.8
Discontinued operation
Loss from discontinued operation	(24.9)	(236.3)	(5.8)	(268.6)	(5.8)
Benefit for income taxes	9.3	69.3	2.1	81.2	2.1
Loss from discontinued operation, net of taxes	(15.6)	(167.0)	(3.7)	(187.4)	(3.7)
Net income	$132.8	$14.1	$693.1	$293.8	$912.1

Basic income per common share
Income from continuing operations	$0.74	$0.90	$3.66	$2.39	$5.08
Loss from discontinued operation, net of taxes	(0.08)	(0.83)	(0.02)	(0.93)	(0.02)
Basic income per common share	$0.66	$0.07	$3.64	$1.46	$5.06
Average number of common shares - basic (thousands)	202,036	201,893	190,557	201,775	180,300

Diluted income per common share
Income from continuing operations	$0.73	$0.90	$3.63	$2.38	$5.05
Loss from discontinued operation, net of taxes	(0.08)	(0.83)	(0.02)	(0.93)	(0.02)
Diluted income per common share	$0.65	$0.07	$3.61	$1.45	$5.03
Average number of common shares - diluted (thousands)	202,755	202,275	191,803	202,388	181,350

* Preliminary

CIT GROUP INC. AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

(dollars in millions, except per share data)

	September 30,	June 30,	December 31,	September 30,
	2016	2016	2015	2015

Assets
Total cash and deposits	$7,433.6	$8,103.9	$8,301.5	$8,259.9
Securities purchased under agreements to resell	-	-	-	100.0
Investment securities	3,592.4	3,229.1	2,953.8	3,618.8
Assets held for sale	2,462.1	2,403.3	2,092.4	2,154.3

Loans	29,918.2	30,456.8	31,671.7	32,406.2
Allowance for loan losses	(421.7)	(399.4)	(360.2)	(335.0)
Loans, net of allowance for loan losses	29,496.5	30,057.4	31,311.5	32,071.2

Operating lease equipment, net	16,954.8	16,864.6	16,617.0	15,538.2
Indemnification assets	362.2	375.5	414.8	465.0
Goodwill	1,170.5	1,169.7	1,198.3	1,135.1
Intangible assets	161.3	168.9	176.3	201.3
Unsecured counterparty receivable	560.2	570.2	537.8	529.5
Other assets	3,319.0	3,288.6	3,297.6	3,431.9
Assets of discontinued operation	452.9	469.1	500.5	513.8
Total assets	$65,965.5	$66,700.3	$67,401.5	$68,019.0

Liabilities
Deposits	$32,854.3	$32,879.1	$32,782.2	$32,328.9
Credit balances of factoring clients	1,228.9	1,215.2	1,344.0	1,609.3
Other liabilities	3,168.3	3,054.2	3,158.7	3,395.7
Borrowings
Unsecured borrowings	10,595.1	10,591.2	10,636.3	10,680.2
Structured financings	3,515.4	3,923.8	4,687.9	5,314.8
FHLB advances	2,438.2	2,995.1	3,117.6	3,219.0
Total borrowings	16,548.7	17,510.1	18,441.8	19,214.0
Liabilities of discontinued operation	927.8	917.1	696.2	671.9
Total liabilities	54,728.0	55,575.7	56,422.9	57,219.8
Equity
Stockholders' equity
Common stock	2.1	2.1	2.0	2.0
Paid-in capital	8,758.2	8,749.8	8,718.1	8,683.5
Retained earnings	2,758.9	2,656.9	2,557.4	2,443.4
Accumulated other comprehensive loss	(104.2)	(107.7)	(142.1)	(174.3)
Treasury stock, at cost	(178.0)	(177.0)	(157.3)	(155.9)
Total common stockholders' equity	11,237.0	11,124.1	10,978.1	10,798.7
Noncontrolling interests	0.5	0.5	0.5	0.5
Total equity	11,237.5	11,124.6	10,978.6	10,799.2
Total liabilities and equity	$65,965.5	$66,700.3	$67,401.5	$68,019.0

Book Value Per Common Share
Book value per common share	$55.62	$55.07	$54.61	$53.74
Tangible book value per common share	$49.02	$48.45	$47.77	$47.09
Outstanding common shares (in thousands)	202,047	201,990	201,022	200,952

* Preliminary

CIT GROUP INC. AND SUBSIDIARIES

Average Balances and Rates

(dollars in millions)

	Quarters Ended
	September 30, 2016		June 30, 2016		September 30, 2015
	Average Balance	Rate	Average Balance	Rate	Average Balance	Rate
Assets
Interest bearing deposits	$6,916.0	0.55%	$7,113.5	0.50%	$5,812.4	0.31%
Securities purchased under agreements to resell	-	-	-	-	387.5	0.62%
Investments	3,411.1	2.70%	3,130.6	2.91%	2,663.2	2.76%
Loans (including held for sale)
U.S.	31,383.7	5.79%	31,784.4	5.87%	27,320.5	5.72%
Non-U.S.	1,122.7	9.05%	1,160.2	8.41%	1,971.6	8.91%
Total Loans	32,506.4	5.91%	32,944.6	5.96%	29,292.1	5.95%
Total interest earning assets / interest income	42,833.5	4.75%	43,188.7	4.81%	38,155.2	4.77%
Operating lease equipment, net (including held for sale)
U.S.	9,010.1	7.31%	8,922.0	7.57%	8,114.8	8.75%
Non-U.S.	8,026.5	7.94%	8,003.5	7.95%	7,330.3	8.01%
Total operating lease equipment, net	17,036.6	7.61%	16,925.5	7.75%	15,445.1	8.40%
Indemnification assets	366.3	-4.59%	379.8	-9.06%	305.6	0.39%
Total earning assets	60,236.4	5.52%	60,494.0	5.56%	53,905.9	5.81%
Non-interest earning assets
Cash and due from banks	952.0		1,051.4		1,902.6
Allowance for loan losses	(404.4)		(398.9)		(347.9)
All other non-interest bearing assets	5,273.4		5,278.8		4,323.5
Assets of discontinued operation	461.0		479.9		333.8
Total Average Assets	$66,518.4		$66,905.2		$60,117.9
Liabilities
Borrowings
Deposits	$31,732.9	1.25%	$31,643.5	1.26%	$26,220.3	1.37%
Borrowings	17,117.2	4.21%	17,853.7	4.10%	18,148.4	4.20%
Total interest-bearing liabilities	48,850.1	2.29%	49,497.2	2.28%	44,368.7	2.53%
Non-interest bearing deposits	1,197.4		1,124.9		739.8
Credit balances of factoring clients	1,234.1		1,264.9		1,457.8
Other non-interest bearing liabilities	3,109.7		3,093.3		3,054.0
Liabilities of discontinued operation	916.1		738.1		432.0
Noncontrolling interests	0.5		0.5		0.5
Stockholders' equity	11,210.5		11,186.3		10,065.1
Total Average Liabilities and Stockholders' Equity	$66,518.4		$66,905.2		$60,117.9

	Nine Months Ended
	September 30, 2016		September 30, 2015
Assets
Interest bearing deposits	$7,035.6	0.51%	$5,499.0	0.29%
Securities purchased under agreements to resell	-	-	535.0	0.57%
Investments	3,173.5	2.87%	1,911.3	1.88%
Loans (including held for sale)
U.S.	31,713.2	5.81%	21,133.6	5.53%
Non-U.S.	1,199.3	8.47%	2,118.3	9.13%
Total Loans	32,912.5	5.91%	23,251.9	5.88%
Total interest earning assets / interest income	43,121.6	4.77%	31,197.2	4.49%
Operating lease equipment, net (including held for sale)
U.S.	8,919.5	7.76%	7,923.0	8.93%
Non-U.S.	7,970.3	7.98%	7,386.9	8.05%
Total operating lease equipment, net	16,889.8	7.86%	15,309.9	8.50%
Indemnification assets	382.6	-5.54%	103.0	0.39%
Total earning assets	60,394.0	5.59%	46,610.1	5.85%
Non-interest earning assets
Cash and due from banks	1,131.1		1,282.5
Allowance for loan losses	(389.5)		(350.4)
All other non-interest bearing assets	5,294.1		3,608.2
Assets of discontinued operation	478.5		112.5
Total Average Assets	$66,908.2		$51,262.9
Liabilities
Borrowings
Deposits	$31,725.2	1.25%	$19,799.1	1.55%
Borrowings	17,720.2	4.14%	17,409.8	4.49%
Total interest-bearing liabilities	49,445.4	2.29%	37,208.9	2.93%
Non-interest bearing deposits	1,140.8		315.6
Credit balances of factoring clients	1,277.0		1,467.2
Other non-interest bearing liabilities	3,099.3		2,916.4
Liabilities of discontinued operation	777.6		145.6
Noncontrolling interests	0.5		(1.3)
Stockholders' equity	11,167.6		9,210.5
Total Average Liabilities and Stockholders' Equity	$66,908.2		$51,262.9

CIT GROUP INC. AND SUBSIDIARIES

Select Accounts

(dollars in millions)

	Quarters Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
OTHER INCOME
Fee revenues	$31.6	$28.0	$29.6	$92.3	$77.5
Factoring commissions	28.8	24.1	30.9	79.3	87.4
Gains on sales of leasing equipment	22.4	28.0	30.7	61.6	84.2
Gains on investments	10.3	6.3	2.0	12.5	6.5
Gain (loss) on OREO sales	3.6	3.5	(3.2)	8.8	(3.2)
Gains (losses) on loan and portfolio sales	3.4	7.7	(14.7)	11.4	(6.0)
Net (losses) gains on derivatives and foreign currency exchange	(15.7)	10.4	(20.0)	4.0	(34.7)
Impairment on assets held for sale	(22.0)	(17.0)	(23.6)	(61.1)	(44.7)
Other revenues	11.5	13.3	7.5	70.3	22.1
Total other income	$73.9	$104.3	$39.2	$279.1	$189.1

OPERATING EXPENSES
Compensation and benefits	$(157.8)	$(155.9)	$(160.4)	$(485.9)	$(442.5)
Professional fees	(47.2)	(39.5)	(57.3)	(125.5)	(97.6)
Technology	(32.6)	(31.3)	(29.9)	(94.3)	(77.1)
Net occupancy expense	(17.8)	(17.4)	(14.8)	(53.6)	(32.8)
Advertising and marketing	(4.8)	(4.4)	(7.4)	(14.6)	(23.2)
Other expenses	(63.1)	(72.9)	(54.0)	(192.6)	(126.0)
Operating expenses, before provision for severance and facilities exiting and intangible asset amortization	(323.3)	(321.4)	(323.8)	(966.5)	(799.2)
Intangible asset amortization	(6.4)	(6.4)	(5.0)	(19.2)	(6.1)
Provision for severance and facilities exiting activities	(2.3)	(9.7)	(5.1)	(32.3)	(5.2)
Total operating expenses	$(332.0)	$(337.5)	$(333.9)	$(1,018.0)	$(810.5)

	September 30,	June 30,	December 31,	September 30,
	2016	2016	2015	2015
TOTAL CASH AND INVESTMENT SECURITIES
Total cash and deposits	$7,433.6	$8,103.9	$8,301.5	$8,259.9
Securities purchased under agreements to resell	-	-	-	100.0
Investment securities	3,592.4	3,229.1	2,953.8	3,618.8
Total cash and investment securities	$11,026.0	$11,333.0	$11,255.3	$11,978.7

OTHER ASSETS
Current and deferred federal and state tax assets	$1,087.2	$1,180.9	$1,252.5	$1,216.7
Deposits on commercial aerospace equipment	934.1	764.6	696.0	810.7
Tax credit investments and investments in unconsolidated subsidiaries	242.9	238.1	223.9	224.6
Property, furniture and fixtures	186.1	191.6	197.2	200.2
Other counterparty receivables	139.9	146.7	59.0	66.5
Fair value of derivative financial instruments	124.1	134.0	140.7	166.9
Other real estate owned and repossessed assets	88.7	91.6	127.3	127.9
Tax receivables, other than income taxes	71.0	82.1	98.2	102.2
Other	445.0	459.0	502.8	516.2
Total other assets	$3,319.0	$3,288.6	$3,297.6	$3,431.9

OTHER LIABILITIES
Equipment maintenance reserves	$1,076.2	$1,067.2	$1,012.4	$968.4
Accrued expenses and accounts payable	553.0	542.8	628.1	602.7
Current and deferred taxes payable	399.5	364.1	363.1	384.9
Security and other deposits	198.8	197.6	263.0	296.8
Fair value of derivative financial instruments	154.6	154.6	103.0	128.9
Accrued interest payable	148.5	200.4	209.6	171.4
Valuation adjustment relating to aerospace commitments	68.9	73.1	73.1	98.4
Other liabilities	568.8	454.4	506.4	744.2
Total other liabilities	$3,168.3	$3,054.2	$3,158.7	$3,395.7
* Preliminary

CIT GROUP INC. AND SUBSIDIARIES

Financing and Leasing Assets

(dollars in millions)

	September 30,	June 30,	December 31,	September 30,
	2016	2016	2015	2015
Commercial Banking
Commercial Finance
Loans	$8,257.2	$8,512.9	$9,118.6	$9,916.6
Assets held for sale	322.8	461.3	313.6	174.4
Financing and leasing assets	8,580.0	8,974.2	9,432.2	10,091.0
Real Estate Finance
Loans	5,413.9	5,566.1	5,300.6	5,086.6
Assets held for sale	-	-	57.0	-
Financing and leasing assets	5,413.9	5,566.1	5,357.6	5,086.6
Business Capital
Loans	6,893.6	6,630.8	6,510.0	6,846.3
Operating lease equipment, net	348.6	314.8	259.0	250.9
Assets held for sale	8.9	10.4	44.3	-
Financing and leasing assets	7,251.1	6,956.0	6,813.3	7,097.2
Total Segment
Loans	20,564.7	20,709.8	20,929.2	21,849.5
Operating lease equipment, net	348.6	314.8	259.0	250.9
Assets held for sale	331.7	471.7	414.9	174.4
Financing and leasing assets	21,245.0	21,496.3	21,603.1	22,274.8
Transportation Finance
Aerospace
Loans	585.3	904.4	1,762.3	1,705.6
Operating lease equipment, net	9,571.7	9,685.6	9,765.2	9,045.2
Assets held for sale	1,055.4	764.1	34.7	102.3
Financing and leasing assets	11,212.4	11,354.1	11,562.2	10,853.1
Rail
Loans	106.3	106.9	120.9	129.0
Operating lease equipment, net	7,034.5	6,864.2	6,592.8	6,242.1
Assets held for sale	0.4	6.9	0.7	1.0
Financing and leasing assets	7,141.2	6,978.0	6,714.4	6,372.1
Maritime Finance
Loans	1,532.6	1,601.8	1,658.9	1,470.9
Assets held for sale	28.8	29.6	19.5	39.0
Financing and leasing assets	1,561.4	1,631.4	1,678.4	1,509.9
Total Segment
Loans	2,224.2	2,613.1	3,542.1	3,305.5
Operating lease equipment, net	16,606.2	16,549.8	16,358.0	15,287.3
Assets held for sale	1,084.6	800.6	54.9	142.3
Financing and leasing assets	19,915.0	19,963.5	19,955.0	18,735.1

Consumer and Community Banking
Other Consumer Banking
Loans	2,121.3	1,977.1	1,770.0	1,649.3
Assets held for sale	8.9	3.3	3.9	8.8
Financing and leasing assets	2,130.2	1,980.4	1,773.9	1,658.1
Legacy Consumer Mortgages
Loans	5,008.0	5,156.8	5,430.4	5,601.9
Assets held for sale	32.8	34.6	41.2	37.0
Financing and leasing assets	5,040.8	5,191.4	5,471.6	5,638.9
Total Segment
Loans	7,129.3	7,133.9	7,200.4	7,251.2
Assets held for sale	41.7	37.9	45.1	45.8
Financing and leasing assets	7,171.0	7,171.8	7,245.5	7,297.0
Non-Strategic Portfolios
Loans	-	-	-	-
Operating lease equipment, net	-	-	-	-
Assets held for sale	1,004.1	1,093.1	1,577.5	1,791.8
Financing and leasing assets	1,004.1	1,093.1	1,577.5	1,791.8
Total financing and leasing assets	$49,335.1	$49,724.7	$50,381.1	$50,098.7

CIT GROUP INC. AND SUBSIDIARIES

Credit Metrics

(dollars in millions)

	Quarters Ended
	September 30, 2016			June 30, 2016			September 30, 2015
Gross Charge-offs to Average Finance Receivables
Commercial Banking(2)	$27.7		0.54%	$38.0		0.72%	22.8		0.47%
Transportation Finance(1)	2.1		0.33%	6.6		0.97%	0.1		0.01%
Consumer and Community Banking	0.7		0.04%	0.5		0.03%	1.6		0.14%
Non-Strategic Portfolios(3)	-		-	-		-	42.9		12.81%
Total CIT	$30.5		0.40%	$45.1		0.58%	$67.4		0.94%

	Nine Months Ended September 30
	2016			2015
Commercial Banking(2)	$101.5		0.65%	$75.2		0.61%
Transportation Finance(1)	28.3		1.30%	0.8		0.03%
Consumer and Community Banking	1.9		0.04%	1.6		0.13%
Non-Strategic Portfolios(3)	-		-	50.6		5.28%
Total CIT	$131.7		0.57%	$128.2		0.76%

	Quarters Ended
	September 30, 2016			June 30, 2016			September 30, 2015
Net Charge-offs to Average Finance Receivables
Commercial Banking(2)	21.5		0.42%	$34.7		0.66%	$18.5		0.38%
Transportation Finance(1)	2.1		0.33%	6.6		0.97%	0.1		0.01%
Consumer and Community Banking	(0.1)		-0.01%	(0.3)		-0.02%	1.1		0.09%
Non-Strategic Portfolios(3)	(0.1)		-	-		-	41.6		12.43%
Total CIT	$23.4		0.31%	$41.0		0.53%	$61.3		0.86%

	Nine Months Ended September 30
	2016			2015
Commercial Banking(2)	$88.0		0.56%	$63.0		0.51%
Transportation Finance(1)	28.3		1.30%	0.7		0.03%
Consumer and Community Banking	(0.5)		-0.01%	1.1		0.09%
Non-Strategic Portfolios(3)	(0.1)		-	40.9		4.27%
Total CIT	$115.7		0.50%	$105.7		0.63%

Non-accruing Loans to Finance Receivables(4)	September 30, 2016			June 30, 2016			December 31, 2015			September 30, 2015
Commercial Banking	$179.9		0.87%	$207.8		1.00%	$191.1		0.91%	$146.9		0.67%
Transportation Finance	54.4		2.45%	18.2		0.70%	15.4		0.43%	4.7		0.14%
Consumer and Community Banking	14.2		0.20%	11.7		0.16%	5.2		0.07%	1.8		0.02%
Non-Strategic Portfolios(4)	40.0	(4)		45.1	(4)		56.0	(4)		61.3	(4)
Total CIT	$288.5		0.96%	$282.8		0.93%	$267.7		0.85%	$214.7		0.66%

PROVISION AND ALLOWANCE COMPONENTS
	Provision for Credit Losses
	Quarters Ended					Nine Months Ended
	September 30,		June 30,	September 30,		September 30,	September 30,
	2016		2016	2015		2016	2015
Specific allowance - impaired loans	$9.9		$(0.5)	$9.5		$22.7	$17.6
Non-specific allowance	36.3		28.6	40.4		150.9	85.3
Totals	$46.2		$28.1	$49.9		$173.6	$102.9

	Allowance for Loan Losses
	September 30,		June 30,	December 31,		September 30,
	2016		2016	2015		2015
Specific allowance - impaired loans	$33.8		$29.4	$27.8		$18.3
Non-specific allowance	387.9		370.0	332.4		316.7
Totals	$421.7		$399.4	$360.2		$335.0

Allowance for loan losses as a percentage of total finance receivables	1.41%		1.31%	1.14%		1.03%
Allowance for loan losses as a percent of finance receivables/Commercial	1.74%		1.62%	1.43%		1.31%
Allowance for loan losses plus principal loss discount as a percent of finance receivables (before the principal loss discount)/Commercial	1.93%		1.83%	1.79%		1.78%
Allowance for loan losses plus principal loss discount as a percent of finance receivables (before the principal loss discount)/Consumer	6.73%		7.20%	8.62%		9.84%

In certain instances, we use the term finance receivables synonymously with “Loans”, as presented on the balance sheet.

1) Transportation Finance charge-offs related to the transfer of receivables to assets held for sale for the quarters ended September 30, 2016 and June 30, 2016,  totaled $2 million and $7 million, respectively. Year to date, charge-offs related to the transfer of receivables to assets held for sale totaled $16 million and $1 million for 2016 and 2015, respectively.

2) Commercial Banking charge-offs related to the transfer of receivables to assets held for sale for the quarters ended September 30, 2016, June 30, 2016, and September 30, 2015 totaled $6 million, $19 million, and $1 million, respectively. Year to date, charge-offs related to the transfer of receivables to assets held for sale totaled $27 million and $13 million for 2016 and 2015, respectively.

3) NSP charge-offs related to the transfer of receivables to assets held for sale totaled $39 million for the quarter and nine months ended September 30, 2015, respectively.

4) Non-accrual loans include loans held for sale. NSP non-accrual loans reflected loans held for sale; since portfolio loans were insignificant, no % is displayed.

CIT GROUP INC. AND SUBSIDIARIES

Segment Results

(dollars in millions)

	Quarters Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
Commercial Banking
Total interest income	$285.0	$289.2	$251.5	$861.3	$618.7
Total interest expense	(76.2)	(74.7)	(67.3)	(224.5)	(196.8)
Provision for credit losses	(39.2)	(11.4)	(43.2)	(124.1)	(85.6)
Rental income on operating leases	31.9	28.7	24.6	87.7	71.5
Other income	65.9	60.9	70.7	182.3	201.6
Depreciation on operating lease equipment	(24.4)	(21.5)	(18.1)	(65.9)	(52.8)
Operating expenses	(161.2)	(148.8)	(146.5)	(468.3)	(410.5)
Income before provision for income taxes	$81.8	$122.4	$71.7	$248.5	$146.1
Funded new business volume	$1,889.4	$2,048.4	$1,960.2	$5,519.2	$4,779.8
Average Earning Assets	$20,385.1	$20,575.1	$18,724.0	$20,526.5	$15,846.5
Average Finance Receivables	$20,691.1	$21,040.7	$19,356.9	$20,930.4	$16,490.1
Transportation Finance
Total interest income	$51.3	$49.9	$50.2	$153.9	$137.3
Total interest expense	(146.7)	(146.5)	(139.7)	(441.3)	(439.0)
Provision for credit losses	(5.5)	(15.6)	1.6	(43.8)	(5.9)
Rental income on operating leases	527.9	536.6	505.7	1,609.0	1,500.3
Other income	6.5	11.7	23.0	37.0	72.2
Depreciation on operating lease equipment	(154.7)	(154.9)	(137.5)	(464.9)	(410.1)
Maintenance and other operating lease expenses	(60.4)	(64.9)	(55.9)	(181.5)	(151.4)
Operating expenses / loss on debt extinguishment	(61.8)	(62.2)	(53.6)	(184.7)	(184.6)
Income before provision for income taxes	$156.6	$154.1	$193.8	$483.7	$518.8
Funded new business volume	$372.0	$461.0	$1,144.0	$1,078.9	$2,307.3
Average Earning Assets	$20,953.0	$20,945.7	$19,009.2	$20,818.5	$18,972.2
Average Finance Receivables	$2,526.6	$2,726.0	$3,246.0	$2,894.4	$3,080.6
Consumer and Community Banking
Total interest income	$102.9	$105.4	$73.9	$311.5	$73.9
Total interest expense	(1.9)	(5.9)	(13.8)	(16.7)	(13.8)
Provision for credit losses	(1.6)	(1.1)	(5.1)	(5.8)	(5.1)
Other income	7.1	11.7	0.1	26.9	0.1
Operating expenses	(87.7)	(93.2)	(59.0)	(263.2)	(59.0)
Income (loss) before provision for income taxes	$18.8	$16.9	$(3.9)	$52.7	$(3.9)
Funded new business volume	$289.0	$261.3	$29.6	$764.7	$29.6
Average Earning Assets	$7,658.1	$7,728.6	$5,127.5	$7,711.9	$1,728.5
Average Finance Receivables	$7,115.9	$7,155.6	$4,705.4	$7,140.9	$1,586.3
Non-Strategic Portfolios
Total interest income	$22.6	$23.2	$43.7	$70.8	$145.3
Total interest expense	(12.7)	(13.7)	(27.3)	(40.9)	(99.3)
Provision for credit losses	0.1	-	(3.2)	0.1	(6.3)
Rental income on operating leases	3.8	4.0	9.0	11.6	29.8
Other income	4.9	6.7	(35.4)	26.1	(42.6)
Depreciation on operating lease equipment	-	-	(3.5)	-	(10.8)
Operating expenses / loss on debt extinguishment	(11.0)	(12.1)	(26.0)	(35.2)	(97.6)
Income (loss) before provision for income taxes	$7.7	$8.1	$(42.7)	$32.5	$(81.5)
Funded new business volume	$45.7	$61.1	$184.4	$151.1	$601.3
Average Earning Assets	$1,283.8	$1,384.5	$2,284.3	$1,398.7	$2,514.6
Average Finance Receivables	$-	$-	$1,339.1	$-	$1,276.6
Corporate and Other
Total interest income	$28.3	$27.6	$18.4	$83.3	$27.3
Total interest expense	(41.9)	(41.7)	(32.2)	(124.9)	(67.9)
Other income	(10.5)	13.3	(19.2)	6.8	(42.2)
Operating expenses / loss on debt extinguishment and deposit redemption	(15.4)	(25.3)	(49.1)	(77.4)	(59.2)
Loss before provision for income taxes	$(39.5)	$(26.1)	$(82.1)	$(112.2)	$(142.0)
Average Earning Assets	$8,725.4	$8,595.3	$7,303.1	$8,662.6	$6,081.1
Total CIT
Total interest income	$490.1	$495.3	$437.7	$1,480.8	$1,002.5
Total interest expense	(279.4)	(282.5)	(280.3)	(848.3)	(816.8)
Provision for credit losses	(46.2)	(28.1)	(49.9)	(173.6)	(102.9)
Rental income on operating leases	563.6	569.3	539.3	1,708.3	1,601.6
Other income	73.9	104.3	39.2	279.1	189.1
Depreciation on operating lease equipment	(179.1)	(176.4)	(159.1)	(530.8)	(473.7)
Maintenance and other operating lease expenses	(60.4)	(64.9)	(55.9)	(181.5)	(151.4)
Operating expenses / loss on debt extinguishment	(337.1)	(341.6)	(334.2)	(1,028.8)	(810.9)
Income from continuing operations before provision for income taxes	$225.4	$275.4	$136.8	$705.2	$437.5
Funded new business volume	$2,596.1	$2,831.8	$3,318.2	$7,513.9	$7,718.0
Average Earning Assets	$59,005.4	$59,229.2	$52,448.1	$59,118.2	$45,142.9
Average Finance Receivables	$30,333.6	$30,922.3	$28,647.4	$30,965.7	$22,433.6

CIT GROUP INC. AND SUBSIDIARIES

Segment Margin

(dollars in millions)

	Quarters Ended			Nine Months Ended
	September	June 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
Commercial Banking
Total Segment
AEA	$20,385.1	$20,575.1	$18,724.0	$20,526.5	$15,846.5
Net Finance Revenue	216.3	221.7	190.7	658.6	440.6
Gross yield	6.22%	6.18%	5.90%	6.16%	5.81%
Net Finance Margin	4.24%	4.31%	4.07%	4.28%	3.71%
Average Earning Assets (AEA)
Commercial Finance	$8,861.0	$9,260.5	$8,906.7	$9,212.2	$7,480.2
Real Estate Finance	5,503.2	5,453.8	3,991.0	5,423.7	2,551.8
Business Capital	6,020.9	5,860.8	5,826.3	5,890.6	5,814.5
Net Finance Revenue
Commercial Finance	$88.5	$94.5	$79.9	$273.6	$169.0
Real Estate Finance	51.5	51.6	37.1	157.5	58.2
Business Capital	76.3	75.6	73.7	227.5	213.4
Gross yield
Commercial Finance	5.31%	5.38%	4.87%	5.24%	4.58%
Real Estate Finance	5.13%	5.18%	5.08%	5.26%	4.54%
Business Capital	8.54%	8.38%	8.03%	8.44%	7.94%
Net Finance Margin
Commercial Finance	4.00%	4.08%	3.59%	3.96%	3.01%
Real Estate Finance	3.74%	3.78%	3.72%	3.87%	3.04%
Business Capital	5.07%	5.16%	5.06%	5.15%	4.89%

Transportation Finance
AEA	$20,953.0	$20,945.7	$19,009.2	$20,818.5	$18,972.2
Net Finance Revenue	217.4	220.2	222.8	675.2	637.1
Gross yield	11.06%	11.20%	11.70%	11.29%	11.51%
Net Finance Margin	4.15%	4.21%	4.69%	4.32%	4.48%
Average Earning Assets (AEA)
Aerospace	$12,180.5	$12,255.8	$11,251.2	$12,143.7	$11,614.2
Rail	7,164.1	7,036.7	6,314.7	7,025.5	6,123.3
Maritime Finance	1,608.4	1,653.2	1,443.3	1,649.3	1,234.7
Net Finance Revenue
Aerospace	$124.8	$110.6	$111.2	$355.0	$311.9
Rail	77.5	94.0	98.7	271.7	293.0
Maritime Finance	15.1	15.6	12.9	48.5	32.2
Gross yield
Aerospace	11.04%	10.87%	10.98%	11.04%	10.58%
Rail	12.38%	13.16%	14.50%	13.08%	14.58%
Maritime Finance	5.30%	5.30%	5.04%	5.45%	5.04%
Net Finance Margin
Aerospace	4.10%	3.61%	3.95%	3.90%	3.58%
Rail	4.33%	5.34%	6.25%	5.16%	6.38%
Maritime Finance	3.76%	3.77%	3.58%	3.92%	3.48%

Consumer and Community Banking
Total Segment
AEA	$7,658.1	$7,728.6	$5,127.5	$7,711.9	$1,728.5
Net Finance Revenue	101.0	99.5	60.1	294.8	60.1
Gross yield	5.37%	5.46%	5.76%	5.39%	5.70%
Net Finance Margin	5.28%	5.15%	4.69%	5.10%	4.64%
Average Earning Assets (AEA)
Other Consumer Banking	$2,175.1	$2,071.7	$1,170.0	$2,060.5	$394.8
Legacy Consumer Mortgages	5,483.0	5,656.9	3,957.5	5,651.4	1,333.7
Net Finance Revenue
Other Consumer Banking	$40.5	$37.1	$13.3	$111.6	$13.3
Legacy Consumer Mortgages	60.5	62.4	46.8	183.2	46.8
Gross yield
Other Consumer Banking	3.52%	3.58%	3.48%	3.59%	3.44%
Legacy Consumer Mortgages	6.11%	6.15%	6.44%	6.04%	6.37%
Net Finance Margin
Other Consumer Banking	7.45%	7.16%	4.56%	7.22%	4.49%
Legacy Consumer Mortgages	4.41%	4.41%	4.73%	4.32%	4.68%

Non-Strategic Portfolios
AEA	$1,283.8	$1,384.5	$2,284.3	$1,398.7	$2,514.6
Net Finance Revenue	13.7	13.5	21.9	41.5	65.0
Gross yield	8.23%	7.86%	9.23%	7.85%	9.28%
Net Finance Margin	4.27%	3.90%	3.83%	3.96%	3.45%

Gross Yield includes interest income and rental income as a % of AEA.

Net Finance Margin (NFM) reflects Net Finance Revenue divided by AEA.

CIT GROUP INC. AND SUBSIDIARIES

Non-GAAP Disclosures

(dollars in millions)

Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information.  These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.

	Quarters Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
Total Net Revenues(1)	2016	2016	2015	2016	2015
Interest income	$490.1	$495.3	$437.7	$1,480.8	$1,002.5
Rental income on operating leases	563.6	569.3	539.3	1,708.3	1,601.6
Finance revenue	1,053.7	1,064.6	977.0	3,189.1	2,604.1
Interest expense	(279.4)	(282.5)	(280.3)	(848.3)	(816.8)
Depreciation on operating lease equipment	(179.1)	(176.4)	(159.1)	(530.8)	(473.7)
Maintenance and other operating lease expenses	(60.4)	(64.9)	(55.9)	(181.5)	(151.4)
Net finance revenue (NFR)	534.8	540.8	481.7	1,628.5	1,162.2
Other income	73.9	104.3	39.2	279.1	189.1
Total net revenues	$608.7	$645.1	$520.9	$1,907.6	$1,351.3

NFR as a % of AEA	3.63%	3.65%	3.67%	3.67%	3.43%

Net Operating Lease Revenues(2)
Rental income on operating leases	$563.6	$569.3	$539.3	$1,708.3	$1,601.6
Depreciation on operating lease equipment	(179.1)	(176.4)	(159.1)	$(530.8)	$(473.7)
Maintenance and other operating lease expenses	(60.4)	(64.9)	(55.9)	$(181.5)	$(151.4)
Net operating lease revenue	$324.1	$328.0	$324.3	$996.0	$976.5

	September 30,	June 30,	December 31,	September 30,
Earning Assets(3)	2016	2016	2015	2015
Loans	$29,918.2	$30,456.8	$31,671.7	$32,406.2
Operating lease equipment, net	16,954.8	16,864.6	16,617.0	15,538.2
Assets held for sale	2,462.1	2,403.3	2,092.4	2,154.3
Credit balances of factoring clients	(1,228.9)	(1,215.2)	(1,344.0)	(1,609.3)
Interest bearing cash	6,513.1	7,082.8	6,820.3	6,606.3
Investment securities	3,592.4	3,229.1	2,953.8	3,618.8
Securities purchased under agreements to resell	-	-	-	100.0
Indemnification assets	362.2	375.5	414.8	465.0
Total earning assets	$58,573.9	$59,196.9	$59,226.0	$59,279.5
Average Earning Assets (for the respective quarters)	$59,005.4	$59,229.2	$59,141.5	$52,448.1

	Quarters Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
Adjusted Operating Expenses	2016	2016	2015	2016	2015
Operating expenses	$(332.0)	$(337.5)	$(333.9)	$(1,018.0)	$(810.5)
Intangible asset amortization	6.4	6.4	5.0	19.2	6.1
Provision for severance and facilities exiting activities	2.3	9.7	5.1	32.3	5.2
Operating expenses exclusive of restructuring costs and intangible assets amortization(4)	$(323.3)	$(321.4)	$(323.8)	$(966.5)	$(799.2)

Operating expenses (exclusive of restructuring costs and intangible assets amortization) as a % of AEA	(2.19% )	(2.17% )	(2.47% )	(2.18% )	(2.36% )

Total Net Revenue	$608.7	$645.1	$520.9	$1,907.6	$1,351.3
Operating expenses exclusive of restructuring costs and intangible assets amortization(4)	$(323.3)	$(321.4)	$(323.8)	$(966.5)	$(799.2)
Net Efficiency Ratio(5)	53.1%	49.8%	62.2%	50.7%	59.1%

	September 30,	June 30,	December 31,	September 30,
	2016	2016	2015	2015
Continuing Operations Total Assets(6)
Total Assets	$65,965.5	$66,700.3	$67,401.5	$68,019.0
Assets of discontinued operation	(452.9)	(469.1)	(500.5)	(513.8)
Continuing operations total assets	$65,512.6	$66,231.2	$66,901.0	$67,505.2

	September 30,	June 30,	December 31,	September 30,
Tangible Book Value(7)	2016	2016	2015	2015
Total common stockholders' equity	$11,237.0	$11,124.1	$10,978.1	$10,798.7
Less: Goodwill	(1,170.5)	(1,169.7)	(1,198.3)	(1,135.1)
Intangible assets	(161.3)	(168.9)	(176.3)	(201.3)
Tangible book value	9,905.2	9,785.5	9,603.5	9,462.3
Less: Disallowed deferred tax asset	(804.5)	(842.4)	(904.5)	(867.4)
Adjusted tangible common equity(8)	$9,100.7	$8,943.1	$8,699.0	$8,594.9
Average adjusted tangible common equity	$9,051.9	$8,971.5	$8,675.5	$8,387.4

(1)  Total net revenues are the combination of net finance revenue and other income and is an aggregation of all sources of revenue for the Company. Total net revenues are used by management to monitor business performance.

(2)  Total net operating lease revenues are the combination of rental income on operating leases less depreciation on operating lease equipment and maintenance and other operating lease expenses. Total net operating lease revenues are used by management to monitor portfolio performance.

(3)  Earning assets are utilized in certain revenue and earnings ratios. Earning assets are net of credit balances of factoring clients. This net amount represents the amounts we fund.

(4) Operating expenses exclusive of restructuring costs and intangible amortization is a non-GAAP measure used by management to compare period over period expenses.

(5) Net efficiency ratio is a non-GAAP measurement used by management to measure operating expenses (before restructuring costs and intangible amortization) to the level of total net revenues.

(6) Total assets from continuing operations is a non-GAAP measurement used by management to analyze the total asset change on a more consistent basis.

(7) Tangible book value is a non-GAAP measure, which represents an adjusted common shareholders’ equity balance that has been reduced by goodwill and intangible assets. Tangible book value is used to compute a per common share amount, which is used to evaluate our use of equity.

(8) Return on average tangible common equity is adjusted to remove the impact of intangible amortization, goodwill impairment and the impact from valuation allowance reversals from income from continuing operations, while the average tangible common equity is reduced for disallowed deferred tax assets. Return on average tangible common equity is another metric used to evaluate our use of equity.